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Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Exhibit 99.1

MAGNA ENTERTAINMENT CORP. ENTERS INTO AGREEMENT TO SELL
PALM BEACH RESIDENTIAL REAL ESTATE

November 3, 2005, Aurora, Ontario, Canada — Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.SV.A) today announced that it has entered into an agreement under which it will sell approximately 157 acres of its excess real estate located in Palm Beach County, Florida to Toll Bros, Inc., a Pennsylvania real estate development company. The proposed sale is subject to the completion of due diligence by February 28, 2006 and a closing by March 30, 2006. Under the terms of the agreement, Toll Bros. will pay to MEC aggregate consideration of $51 million in cash.

"This transaction is the next step in our recapitalization plan to sell certain non-core assets, reduce debt and strengthen our balance sheet. We will continue to work towards our goal of selling further non-strategic real estate and other assets, to maximize realizable value, and to position MEC to attain sustainable operating profits and exploit future strategic growth opportunities. Toll Bros. is a premier builder of luxury homes and their high standards and development capabilities will result in a first class development on the land adjacent to our Palm Meadows Training Center," stated W. Thomas Hodgson, President and Chief Executive Officer of MEC.

About Magna Entertainment Corp.

MEC is North America's largest owner and operator of horse racetracks, based on revenue. It develops, owns and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet®, a national Internet and telephone account wagering systems, and Horse Racing TV™, a 24-hour horse racing television network, as well as RaceONTV™ and MagnaBet™ internationally.

For more information contact:

Blake Tohana

Executive Vice-President and Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, Ontario L4G 7K1
Telephone: (905) 726-7493
Website: www.magnaent.com

This press release contains various "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). The Act provides certain "safe harbor" provisions for forward-looking statements. All forward-looking statements made in this press release are made pursuant to the Act. The reader is cautioned that these statements represent our judgment concerning the future and are subject to risks and uncertainties that could cause our actual operating results and financial condition to differ materially. Such risks and uncertainties include those set forth in our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission, under the heading "Business — Risk Factors". Other important factors that could cause actual results to differ materially from our expectations include, but are not limited to: the completion of definitive documentation for and consummation of the transactions described, our ability to sell some of our assets when we need to or at a price we want and a substantial change in law or regulations affecting our activities. Forward-looking statements are typically identified by the use of terms such as "may," "will," "expect," "anticipate," "estimate," and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable we can give no assurance that such expectations will prove to be correct.

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MAGNA ENTERTAINMENT CORP. ENTERS INTO AGREEMENT TO SELL PALM BEACH RESIDENTIAL REAL ESTATE